EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 No. 333-174706 (pertaining to both the Amended and Restated 2008 Stock Option Plan and the 2009 Restricted Stock Plan) and No. 333-183678 (pertaining to the 2012 Stock Incentive Plan) and on Form S-1 (No. 333-177360), of our report dated April 1, 2013, with respect to the consolidated financial statements and schedule of FriendFinder Networks Inc., included in this annual report (Form 10-K) for the year ended December 31, 2012.

/s/ EisnerAmper LLP

New York, New York
April 1, 2013